Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Cheetah Net Supply Chain Service Inc. on Form S-3 of our report dated April 7, 2023 with respect to our audit of the consolidated balance sheet and related consolidated statements of income, changes in stockholders’ equity (deficit) and cash flows of Cheetah Net Supply Chain Service Inc. as of December 31, 2022 and for the year ended December 31, 2022 appearing in the Annual Report on Form 10-K of Cheetah Net Supply Chain Service Inc. for the year ended December 31, 2023. We also consent to the reference to our firm under the heading “Experts” in in the Prospectus, which is part of this Registration Statement.

We were dismissed as auditor on October 2, 2023, and accordingly, we have not performed any audit or review procedures with respect to any financial statements for the period after the date of our dismissal.

/s/ Marcum Asia CPAs LLP

New York, New York

January 13, 2025